Exhibit 14.2

                               WVS FINANCIAL CORP.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
                  --------------------------------------------

      The WVS Financial Corp Code of Ethics for Senior Financial Officers applies to the Company's senior financial officers, which includes its principal executive officer, principal financial officer, principal accounting officer or controller or other persons performing similar functions. This Code of Ethics is intended to supplement WVS Financial Corp.'s Ethics Policy.

Standard of Conduct
-------------------

To the best of their knowledge and ability, the Company's senior financial officers shall:

      o Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company or its subsidiaries files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

      o Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Company is a member;

      o Promptly report any violation of this Code of Ethics to the Company's Chairman of the Board of Directors and to the appropriate person(s) identified in the Company's Ethics Policy.

Accountability to the Code of Ethics
------------------------------------

Each senior financial officer will be held accountable for adherence to this Code of Ethics and the Ethics Policy. Any violation of this Code of Ethics may result in disciplinary action, up to and including termination of employment and prosecution under the law. The Board of Directors shall have the sole and discretionary authority to approve any deviation or waiver from this Code of Ethics for senior financial officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K.